SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

PLANAR SYSTEMS, INC.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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February     , 2012

Dear Fellow Shareholder:

Our Annual Meeting is scheduled for Thursday, March 8, 2012, at              local time at             , Las Vegas, Nevada. Enclosed please find a copy of our Proxy Statement for this meeting, as well as our 2011 Annual Report.

We look forward to seeing as many of our shareholders as are able to attend the meeting. We recognize, however, that this is impractical for most of you. For this reason, we have enclosed a form of proxy and return envelope that you can use to ensure that your shares are represented at the meeting.

The election of two directors, the approval of an amendment to Planar’s Second Restated Articles of Incorporation and the ratification of the appointment of KPMG LLP as Planar’s independent registered public accounting firm for the fiscal year ending September 28, 2012 are the only matters our shareholders are being asked to vote on at the meeting. Information regarding these matters is presented in the body of the Proxy Statement, and we encourage you to review this information.

Please take a moment and sign, date and return the enclosed form of proxy. This way your shares will be represented whether or not you are able to attend the meeting. Many of our shareholders who hold their shares in “street-name” will also have the alternatives of voting either by touch-tone telephone call or via the Internet.

We thank you for your attention to this matter and for your continuing support of your Company.

Very truly yours,

Gerald K. Perkel President and Chief Executive Officer

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 8, 2012

To the Shareholders of

Planar Systems, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of Planar Systems, Inc. (“Planar” or the “Company”) will be held on Thursday, March 8, 2012, at              local time, at                     , Las Vegas, Nevada for the following purposes:

1.	To elect two directors, each for a three-year term;

2.	To approve an amendment to the Company’s Second Restated Articles of Incorporation to eliminate the classified structure of the Company’s Board of Directors;

3.	To ratify the appointment of KPMG LLP as Planar’s independent registered public accounting firm for the fiscal year ending September 28, 2012; and

4.	To transact such other business as may properly come before the meeting, or any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on December 30, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on March 8, 2012: The Proxy Statement for the Annual Meeting and the Annual Report to Shareholders for the fiscal year ended September 30, 2011 are available at www.RRDEZProxy.com/2011/PlanarSystems.

By Order of the Board,

Gerald K. Perkel President and Chief Executive Officer

Beaverton, Oregon

February     , 2012

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PLANAR SYSTEMS, INC.

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 8, 2012

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of Planar Systems, Inc., an Oregon corporation (“Planar” or the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) from holders of the outstanding shares of Planar common stock, no par value (the “Common Stock”), for use at the Company’s Annual Meeting of Shareholders to be held at             , Las Vegas, Nevada at              local time, on March 8, 2012, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked to elect two members of the Board of Directors, approve an amendment to the Company’s Second Restated Articles of Incorporation (the “Articles of Incorporation”) to eliminate the classified structure of the Company’s Board of Directors; ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2012, and transact such other business as may properly come before the meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of Planar on or about February     , 2012.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on December 30, 2011 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 3,900 beneficial holders of the 20,372,064 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Q:	Why is Planar providing these materials?

A:	Planar’s Board of Directors is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareholders, which will take place on March 8, 2012. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers, and other required information.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are three proposals scheduled to be voted on at the Annual Meeting:

•	the election of two members of the Board of Directors (Proposal No. 1);

•	the approval of an amendment to the Articles of Incorporation to eliminate the classified structure of the Company’s Board of Directors (Proposal No. 2);

•	the ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2012 (Proposal No. 3).

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:	Planar’s Board of Directors recommends that you vote your shares “FOR” the election of the Board’s nominees for election to the Board of Directors, “FOR” the approval of the amendment to the Articles of Incorporation and “FOR” the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm. Each nominee and member of the Board of Directors and each of the Company’s executive officers has agreed to vote their shares in favor of each proposal presented at the Annual Meeting.

Q:	What shares owned by me can be voted?

A:	All shares of Planar common stock owned by you as of the close of business on December 30, 2011 (the “Record Date”) may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most shareholders of Planar hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Planar’s transfer agent, Computershare Shareowner Services LLC (“Computershare”), you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Planar. As the shareholder of record, you have the right to grant your voting proxy directly to Planar or to vote in person at the Annual Meeting. You may also vote your shares as described below under “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting. Your broker or nominee has sent you instructions for how you can direct the broker or nominee to vote your shares. You may vote your shares by Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the Annual Meeting, Planar recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	To vote your shares without attending the meeting, please sign, date and return the enclosed proxy card, or follow the instructions for Internet or telephone voting on the enclosed proxy card. This way your shares will be represented whether or not you are able to attend the meeting. Many of our shareholders who hold their shares in “street-name” will also have the alternatives of voting either by touch-tone telephone call, or via the Internet.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the corporate secretary of the Company, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	How are votes counted?

A:	You may vote “FOR” or “WITHHOLD AUTHORITY” to vote for a nominee for election as a director. If you vote your shares without providing specific instructions, your shares will be voted FOR the nominees for election to the Board of Directors. If you vote to “WITHHOLD AUTHORITY” to vote for a nominee for election as a director, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted and will have no effect in determining whether the nominee is elected.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting when voting on the approval of the amendment to the Articles of Incorporation and the ratification of the appointment of KPMG LLP. If you vote your shares without providing specific instructions, your shares will be voted “FOR” the approval of the amendment to the Articles of Incorporation and “FOR” the ratification of the appointment of KPMG

LLP. If you vote to “ABSTAIN” from voting on the approval of the amendment to the Articles of Incorporation, the shares represented will be counted as present for the purpose of determining a quorum, but will not be counted for purposes of determining whether the proposal is approved. If you vote to “ABSTAIN” from voting on the ratification of the appointment of KPMG LLP as the independent registered public accounting firm, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted and will have no effect in determining whether the proposal is approved.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that the broker is not voting on a matter, whether routine or non-routine. Proposals No. 2 and No. 3 contained in these proxy materials are considered routine matters, so unless you have provided otherwise, your broker will have discretionary authority to vote your shares on Proposals No. 2 and No. 3. However, Proposal No. 1 is considered a non-routine matter, so unless you have provided instructions to your broker with respect to Proposal No. 1, your broker will not have authority to vote your shares on Proposal No. 1 and your shares will constitute broker non-votes. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of shares entitled to vote or votes cast for or against a proposal.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	What is the voting requirement to approve the proposals?

A:	The election of the director nominees requires the affirmative “FOR” vote of a plurality of the votes cast in the election. The proposal for approval of an amendment to the Articles of Incorporation requires the affirmative vote of not less than 75 percent of the votes entitled to be cast for the election of directors. The proposal for ratification of the Audit Committee’s appointment of KPMG LLP as the independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the votes cast on the proposal.

Q:	Who are the proxyholders and what do they do?

A:	The two persons named as proxyholders on the proxy card, Gerald K. Perkel, our President and Chief Executive Officer, and Gregory H. Turnbull, our Chairman of the Board, were designated by the Board of Directors. The proxyholders will vote all properly tendered proxies (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you vote your shares without providing specific instructions regarding each of the proposals, your shares will be voted “FOR” each proposal.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	You may receive more than one set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate set of proxy materials for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please vote your shares for each set of proxy materials that you receive by following the instructions in the enclosed proxy card.

Q:	How can I revoke my proxy?

A:	You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you may do any of the following:

•	sign and return another proxy card bearing a later date;

•	enter a new vote by Internet or by telephone following the instructions in the proxy card;

•	provide written notice of the revocation to Planar’s Corporate Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006, prior to the vote at the Annual Meeting; or

•	attend the meeting and vote in person.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish final results in Planar’s Current Report on Form 8-K within four business days after the Annual Meeting.

Q.	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the proposals described in this Proxy Statement, Planar does not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Gerald K. Perkel, Planar’s President and Chief Executive Officer, and Gregory H. Turnbull, Planar’s Chairman of the Board, will vote your shares on any additional matters properly presented for a vote at the Annual Meeting in a manner directed by a majority of the Board of Directors.

Q:	Who will count the vote?

A:	BNY Mellon Shareowner Services, the Company’s transfer agent, has been appointed to act as the inspector of election and will tabulate the votes. In the event Computershare is unable to do so, a representative of Planar’s legal counsel, Ater Wynne LLP, will act in this role.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Planar or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board of Directors. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to Planar’s management.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Planar will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Planar’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. The Company has engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and services. In addition, Planar may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	How do I communicate with the Board of Directors?

A:	Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chairman of the Board, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

The Company’s Board of Directors maintains a separation between the roles of Chief Executive Officer and Chairman of the Board. Mr. Perkel has served as the Company’s President and Chief Executive Officer since he joined the Company in 2005, and Mr. Turnbull has served as the Chairman of the Board of Directors since September 2005. Although the Company’s Second Restated Bylaws, as amended to date (the “Bylaws”) do not mandate this leadership structure, the Board believes that the separation of these two leadership positions enhances the position of the independent directors with respect to the governance of the Company and promotes more active participation in establishing priorities of the Board, while affording the Chief Executive Officer the ability to focus more clearly on the day-to-day operational aspects and requirements of the Company’s business and operations.

The Board of Directors is responsible for the oversight of the Company’s risk management activities. The Board of Directors’ roles, directly and through delegation of certain subject areas to Committees of the Board of Directors, with respect to risk governance include:

(1)	overseeing and monitoring management’s Company-wide risk governance processes and activities,

(2)	ensuring that risk-related information derived from management’s risk governance activities and processes is reported to the Board, allowing the Board to assess the impact of risk matters on the Company’s strategy, operating and business model, and for consideration in connection with all judgments and decisions made by the Board, and

(3)	periodically evaluating and adjusting, as appropriate, the respective roles of the Board of Directors and its committees in risk governance and management’s risk governance processes and activities.

Management’s risk governance processes and activities provide a framework for identifying, assessing, mitigating, monitoring and reporting all risks and risk-related information arising out of, relating to or associated with the Company and its business strategy, operations, relationships, properties, assets, liabilities, obligations and any other matters.

The Board of Directors maintains overall responsibility for oversight of the work of its various committees and derives information useful in its committee oversight role by having regular reports from the Chairpersons of the various committees. The Board of Directors delegates certain matters and responsibilities to its committees in connection with the Board’s overall risk governance function. The Compensation Committee is responsible for the governance of risks associated with compensation policies and practices, CEO compensation, our compensation plans (including equity compensation plans and programs), severance, change of control and other employment-related agreements, management succession planning and other employment-related matters. The Governance Committee is responsible for oversight of Board leadership structure and processes, board composition and director nomination, board compensation, the Company’s code of conduct, shareholder proposals and other corporate governance-related matters. The Audit Committee is responsible for oversight of risks associated with our accounting policies and practices, financial reporting process, system of internal controls and compliance activities, business continuity and disaster recovery, various operational risks, credit matters, insurance and property risks and the qualification, independence and performance of our independent auditors, and compliance with applicable legal and regulatory compliance requirements.

Director Independence

The Board of Directors has determined that J. Michael Gullard, Carl W. Neun, E. Kay Stepp, David Sandberg, Gregory H. Turnbull and Steven E. Wynne are “independent” as defined by applicable Nasdaq Stock Market rules.

Board of Directors Committees

Audit Committee. The Board of Directors has appointed a standing Audit Committee which, during the fiscal year ended September 30, 2011, conducted seven meetings. The Audit Committee is responsible for, among other things, overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, and reviewing the independence and performance of the Company’s independent auditors. The members of the Audit Committee during fiscal year 2011 were Mr. Neun, Mr. Gullard and Mr. Wynne. The Board of Directors has determined that Mr. Neun is an “audit committee financial expert,” as such term is defined pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”). Messrs. Neun, Gullard and Wynne are each independent directors as defined by applicable SEC and Nasdaq Stock Market rules. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Compensation Committee. The Board of Directors also has appointed a Compensation Committee which, among other things, reviews executive compensation, establishes executive compensation levels and administers the Company’s equity plans. During the fiscal year ended September 30, 2011, the Compensation Committee held nine meetings. The current members of the Compensation Committee are Ms. Stepp, and Mr. Gullard and Mr. Turnbull, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Governance Committee. The Board of Directors also has appointed a Governance Committee which, among other things, is responsible for reviewing and making recommendations to the Board regarding the Board’s composition and structure, establishing criteria for Board membership and corporate policies relating to the recruitment of Board members, and establishing, implementing and monitoring policies and processes regarding principles of corporate governance. The Governance Committee held two meetings during the fiscal year ended September 30, 2011. The members of the Governance Committee during fiscal year 2011 were Ms. Stepp, Mr. Turnbull and Mr. Wynne, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. The Board of Directors has adopted a written charter for the Governance Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Director Attendance at Board and Shareholder Meetings

During fiscal year 2011 the Company’s Board of Directors held five meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which such Director served during the period that such Director served. The Company encourages each member of the Board of Directors to attend each annual meeting of the Company’s shareholders. All of the members of the Board of Directors attended the 2011 Annual Meeting of Shareholders.

Director Nomination Procedures

The Governance Committee serves as the nominating committee responsible for seeking qualified candidates to serve on the Company’s Board of Directors and recommending them for the Board’s consideration.

In recommending candidates for election to the Board of Directors, the Governance Committee will consider nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any unique skills or competencies not already represented on the Board of Directors, as well as general qualities and skills desirable in members of the Board of Directors, including factors relating to diversity, skills, occupation, experience in the context of the Company’s various businesses, products and technologies, and the needs of the Board of Directors, perceived chemistry in working with incumbent members of the Board of Directors, and whether the candidate would meet the definition of “independent” under applicable SEC and Nasdaq Stock Market rules. All nominees for the Board of Directors must have a reputation for integrity, honesty and adherence to high ethical standards. The Company does not have a formal policy with respect to the consideration of diversity (broadly construed) in identifying director candidates, however the Governance Committee does consider diversity in identifying and reviewing director nominee candidates, reflecting the Committee’s goal of achieving a balanced and diverse Board of Directors, with members whose skills, occupation, background, identity and experience complement each other, and together, contribute to the Board’s effectiveness as a whole. Evaluations of candidates generally involve a review of background materials and internal discussions as well as interviews with potential nominees. Upon selection of a qualified candidate, the Governance Committee recommends the candidate for consideration by the full Board of Directors.

Shareholders wishing to propose director candidates for consideration by the Governance Committee may do so by writing to the Secretary of the Company and providing the information specified in Article III, Section 3.16 of the Bylaws, including the candidate’s name, biographical information and qualifications. The Bylaws also permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in Article III, Section 3.16 of the Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

Communication with Directors

Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chairman of the Board, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Company’s Annual Meeting, two directors will be elected, each for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that each nominee will stand for election and will serve if elected as a director. There is no cumulative voting for election of directors.

Under the Articles of Incorporation and Bylaws, the Board of Directors is classified, with the directors divided into three classes. The term of office of only one class of directors expires in each year, and their successors are generally elected for terms of three years and until their successors are elected and qualified. The Board of Directors has approved an amendment to the Company’s Articles of Incorporation to eliminate the classified structure of the Board of Directors and to provide instead for the annual election of all directors. See “AMENDMENT OF ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS” below for a discussion of this proposal.

Information as to Nominees and Continuing Directors. The following table sets forth the names of the Board of Directors’ nominees for election as a director and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person’s age at December 30, 2011, principal occupation or employment during at least the past five years, the periods during which he or she has served as a director of Planar and positions currently held with Planar.

	Age	Director Since	Expiration of Current Term	Position Held with Planar
Nominees for a Three-Year Term:
Gerald K. Perkel	56	2005	2012	President, Chief Executive Officer and Director
David Sandberg	39	—	—	—
Continuing Directors:
J. Michael Gullard	66	2006	2013	Director
Steven E. Wynne	59	1996	2013	Director
Carl W. Neun	68	2000	2014	Director
Gregory H. Turnbull	73	1986	2014	Chairman of the Board
Retiring Director:
E. Kay Stepp	66	1998	2012	Director

Gerald K. Perkel. Mr. Perkel has served as President and Chief Executive Officer of the Company since September 2005. At that time, Mr. Perkel was also elected to the Board of Directors. Mr. Perkel served as President and Chief Executive Officer of Merant PLC, a provider of ECM (enterprise change management) software, from 2001 to 2004, when the company was acquired by Serena Software. Mr. Perkel served as president of the Office Printing Business at Xerox from 2000 to 2001. Prior to that, Mr. Perkel was President of the Color Printing and Imaging Business at Tektronix, Inc. from 1995 to 2000. Mr. Perkel brings the experience of a long career in operational and leadership roles in public technology companies and offers the Board of Directors additional insight regarding the Company’s markets, technologies, business operations and management, and employee skills and abilities.

David Sandberg. Mr. Sandberg is the managing member, founder, and portfolio manager of Red Oak Partners, LLC, a New York-based hedge fund founded in March 2003, and the portfolio manager of the Red Oak Fund, LP and the Pinnacle Fund LLP. Previously, Mr. Sandberg co-managed JH Whitney & Co’s $300 million

Green River Fund from 1998-2002. He received a BA in Economics and BS in Industrial Management from Carnegie Mellon University. Mr. Sandberg presently serves on the Boards of SMTC Corporation, Asure Software, Inc., EDCI, Inc. and RF Industries, Ltd. Mr. Sandberg brings to the Board of Directors experience as a Chair of Audit, Compensation and Governance committees of public company boards. On January 27, 2012, the Company entered into an agreement (the “Red Oak Agreement”) with Red Oak Partners, LLC and certain of its affiliates (“Red Oak”), including David Sandberg, as further described in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 27, 2012. Pursuant to the Red Oak Agreement, the Company agreed, among other things, to nominate Mr. Sandberg for election to the Board of Directors at the Annual Meeting, and Red Oak and each of the Company’s directors and executive officers agreed to vote their shares in favor of the election of the Board’s nominees and each of the other matters being acted upon at the Annual Meeting.

J. Michael Gullard. Mr. Gullard was elected to the Board of Directors in November 2006. Mr. Gullard is the founder and a General Partner of Cornerstone Management, a family of technology focused venture capital funds. Mr. Gullard received a BA from Stanford University and an MBA from the Graduate School of Business at Stanford University. Mr. Gullard also serves on the Board of Directors of Dyntek, Inc., Alliance Semiconductor, Inc., Proxim Corp., Selectica, Inc., and JDA Software, Inc. Mr. Gullard previously served on the Board of Directors of California Micro Devices Corporation and Transmeta Corporation. Mr. Gullard brings to the Board broad and significant entrepreneurial experience as a long time venture capital investor in technology companies. Mr. Gullard also brings extensive experience as a board member of a number of private and public technology companies.

Steven E. Wynne. Mr. Wynne has served as a Director of the Company since 1996. Mr. Wynne is currently Executive Vice President/Chief Marketing Officer of JELD-WEN, a manufacturer of windows, doors and other millwork products. He was previously Senior Vice President of The ODS Companies, a health insurance company, from January through December 2010. Mr. Wynne served as President and Chief Executive Officer of Sport Brands International, Ltd. (“SBI”) from March 2004 to March 2007, when the Company was sold. SBI owned a number of companies that created, developed, produced and distributed sports apparel and footwear under the Fila, Cloudveil and Motionwear brands. From April 2001 to April 2002 and from April 2003 to February 2004, Mr. Wynne was a partner in the law firm of Ater Wynne LLP, Portland, Oregon, the Company’s outside legal counsel. Mr. Wynne served as Acting Senior Vice President and General Counsel of FLIR Systems, Inc. from April 2002 to April 2003. Mr. Wynne served as Chairman and Chief Executive Officer of eteamz.com, an online community serving amateur athletics, from June 2000 until its sale to Active.com in December 2000. He served as President and Chief Executive Officer of adidas America from 1995 to 1999. Prior to that time, he was a partner in Ater Wynne LLP. Mr. Wynne received a bachelor’s degree from Willamette University and a J.D. from Willamette University. Mr. Wynne also serves on the Board of Directors of FLIR Systems, Inc. Mr. Wynne brings to the Board of Directors his long and broad experience as outside legal counsel to public and private technology companies, including the Company. Mr. Wynne also brings experience as the CEO of several marketing and brand-driven companies as well as management and operational experience in other public and private companies.

Carl W. Neun. Mr. Neun became a Director of the Company in December 2000. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc., a test and measurement company. From September 1987 through March 1993 he was Senior Vice President and Chief Financial Officer of Conner Peripherals, Inc., a disk drive company. Mr. Neun is Chairman of the Board of Powerwave Technologies, Inc. and a member of the Board of Directors of Radisys Corporation. He is past Chairman of the Board of Oregon Steel Mills, Inc. Mr. Neun has a bachelor’s degree from Hamilton College and an MBA from the Wharton School at the University of Pennsylvania. Mr. Neun brings to the Board of Directors extensive financial and operational experience as a public company financial executive, as well as significant experience as a member of the board of directors of a number of other public companies. Based on his strong background and experience in finance and accounting matters for public companies, Mr. Neun qualifies as the Company’s “audit committee financial expert.”

Gregory H. Turnbull. Mr. Turnbull has served as a Director of the Company since 1986. He was elected as Chairman of the Board in September 2005. Mr. Turnbull has been a director of A.P. Pharma, Inc., a specialty pharmaceutical company, since 1986, serving as President and Chief Executive Officer of that company from October 2006 to July 2008, and as its Chief Financial Officer from January 2008 to February 2009. Previously, Mr. Turnbull was self-employed as a private investor and a consultant. Mr. Turnbull was a partner of Cable & Howse Ventures from 1983 to 1991 and served as an investment banker with Morgan Stanley & Co. and White, Weld & Co. prior to 1983. Mr. Turnbull received a BS in chemical engineering from Oregon State University and an MBA from Stanford University. Mr. Turnbull brings to the Board of Directors substantial experience as an investor, board member and executive of public and private technology companies. Mr. Turnbull’s longstanding service as a member of the Company’s Board of Directors for 25 years also provides a unique perspective on the Board as to the growth and development of the Company and its businesses.

E. Kay Stepp. Ms. Stepp’s term as a member of the Board of Directors expires at the Annual Meeting. She has served as a Director of the Company since August 1998. From 2002 to 2009, Ms. Stepp was chair of the board of Providence Health and Services. From 1994 to 2002, she was principal and owner of Executive Solutions, Inc., a consulting firm providing services to executives and boards of directors. From 1989 to 1992, Ms. Stepp held the position of President and Chief Operating Officer of Portland General Electric Company (“PGE”), a Portland, Oregon electric utility company. From 1978 to 1989, Ms. Stepp held various other executive positions at PGE. Ms. Stepp serves on the Board of Directors of FranklinCovey Company (NYSE) and StanCorp Financial Group (NYSE). She is a former director of the Federal Reserve Bank of San Francisco. Ms. Stepp received a BA from Stanford University and an MA from the University of Portland. Ms. Stepp has brought a wealth of experience to the Board of Directors, including service in a variety of executive management and leadership positions with a publicly-traded utility company, experience as a consultant and counselor to senior executives and boards of directors of public and private companies and extensive experience as a board member with a number of public companies and a major regional health care organization.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF GERALD K. PERKEL AND DAVID SANDBERG, ITS NOMINEES FOR DIRECTOR. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE ELECTION OF THE BOARD’S NOMINEES UNLESS A VOTE WITHHOLDING AUTHORITY IS SPECIFICALLY INDICATED. If a quorum is present, the Company’s Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

PROPOSAL NO. 2

AMENDMENT OF ARTICLES OF INCORPORATION TO

ELIMINATE THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS

The Board of Directors has approved an amendment to the Company’s Articles of Incorporation to eliminate the classified structure of the Board of Directors, and to provide instead for the annual election of all directors. The Board’s consideration of a change in the classified structure of the Board was prompted by discussions with certain shareholders, and following consideration of the implications of such a change, and in recognition of the growing desire among many shareholders for a more direct voice in corporate governance matters, the Board of Directors decided to recommend this proposal to the Company’s shareholders.

Article VI(A) of the Articles of Incorporation currently provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year and directors in each class being elected to three-year terms. The proposed amendment provides that, beginning at the 2013 Annual Meeting, and at each annual meeting thereafter, each director elected would be elected for a term expiring at the next annual meeting of shareholders. The Board of Directors has also approved an amendment to Section 3.2 of the Company’s Bylaws to conform Section 3.2 of the Bylaws to Article VI(A) of the Articles of Incorporation, as it is proposed to be amended, contingent upon shareholder approval and implementation of the declassification amendment.

If approved by shareholders at the Annual Meeting, the amendment would first apply to directors standing for election at the 2013 Annual Meeting of Shareholders, each of whom would be elected for a one-year term. The amendment, even if approved, would not affect directors elected to three-year terms either at this Annual Meeting or previously, each of whom will be entitled to complete the term to which he was elected. However, subject to the approval of the amendment, each nominee and member of the Board of Directors whose current or prospective term extends beyond the 2013 Annual Meeting has agreed to resign from the remainder of his term effective at the 2013 Annual Meeting in order to permit each person elected to the Board at the 2013 Annual Meeting, to be elected for a one-year term. Thereafter, all directors would be subject to annual election to one-year terms.

In deciding to adopt and recommend this proposal, the Board of Directors considered the growing sentiment, particularly in the institutional investor community, in favor of annual elections. In this regard, the Board of Directors recognizes that many investors and commentators believe that the election of directors is the primary mechanism for shareholders to influence corporate governance policies and hold management accountable for implementing those policies and that the classified structure of the Board of Directors may reduce director accountability to shareholders since such a structure does not enable shareholders to express a view on each director’s performance by means of an annual vote.

The Board of Directors also considered the benefits of classified boards. Some in the investment community believe classified boards foster stability and continuity on the Board of Directors, with respect to long-term planning and in the overall business of a company, since a majority of directors would always have prior experience as directors of the Company. Classified boards also provide a measure of protection against hostile acquisitions and proxy contests because they increase the time necessary to elect directors who constitute a majority of the board, thereby providing the board the time and flexibility necessary to evaluate the adequacy and fairness of any takeover proposal, and consider alternative methods of maximizing shareholder value for all shareholders, without the threat of imminent removal of a majority of board members. If this proposal is approved and implemented, the entire Board of Directors could be replaced at once.

While the Board of Directors believes it is important to maintain appropriate defenses to inadequate takeover bids, it also believes it is important to retain shareholder confidence by demonstrating that the Board of Directors is accountable to shareholders. Accordingly, the Board of Directors has approved the amendment to Article VI(A) of the Articles of Incorporation as described above, and recommends that the shareholders vote FOR the amendment.

If the amendment is approved, Article VI(A) of the Articles of Incorporation would be amended to provide that each director elected at the 2013 Annual Meeting and each annual meeting thereafter will be elected for a term expiring at the next succeeding annual meeting. If the proposed amendment is approved, it will become effective upon the filing of Articles of Amendment to the Company’s Articles of Incorporation with the Oregon Secretary of State. If the proposed amendment to Article VI(A) of the Articles of Incorporation is not approved, the Articles of Incorporation and Bylaws will not be amended, the Board of Directors will continue to be classified into its three existing classes and the directors will continue to serve for the three-year terms to which each has been elected in accordance with the terms of the Articles of Incorporation in their present form.

The description of the proposed amendment to the Articles of Incorporation set forth above is qualified in its entirety by reference to the text of the proposed amendment, which is attached as Appendix A to this Proxy Statement. Additions to the Articles of Incorporation are indicated by underlining and deletions to the Articles of Incorporation are indicated by strike-outs.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO ARTICLE VI(A) OF THE ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS. If a quorum is present, the Company’s Articles of Incorporation provide that any change to Article VI of the Articles of Incorporation must be approved by the affirmative vote of not less than 75 percent of the votes entitled to be cast for the election of directors. Abstentions and broker non-votes will be counted for the purpose of determining a quorum, but will not be counted for purposes of determining whether the proposal is approved.

PROPOSAL NO. 3

RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been selected by the Audit Committee to serve as the Company’s independent auditors for fiscal year ending September 28, 2012. KPMG LLP has served as the Company’s independent auditors since 1983. Although Planar is not required to seek shareholder approval of this appointment, the Board of Directors believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will reconsider the appointment in future periods. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended September 30, 2011 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $500,180. Fees billed by KPMG LLP for those services for the fiscal year ended September 24, 2010 were $532,000.

Tax Fees. The aggregate fees billed by KPMG LLP for professional services for tax compliance, tax advice, tax planning and fees relating to federal, state, local and international tax filings were $133,549 for the fiscal year ended September 30, 2011. The aggregate fees billed for tax compliance, tax advice and tax planning were $138,000 for the fiscal year ended September 24, 2010.

All Other Fees. KPMG LLP billed no additional fees for services other than as described above under “Audit Fees” and “Tax Fees” for the fiscal years ended September 30, 2011 and September 24, 2010.

All services to be provided by KPMG LLP are required to be approved by the Audit Committee, in advance. The audit and audit-related services are approved annually. These services include, but are not limited to, the annual financial statement audit, statutory audits of certain foreign subsidiaries and reviews of consolidated quarterly results as reported on Form 10-Q. With respect to services for other than audit and audit related services, at least annually, the independent auditor submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, at the time the Audit Committee reviews and approves the annual audit engagement. In conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chair of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS PLANAR’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 28, 2012. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR RATIFICATION OF SUCH APPOINTMENT UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to the executive officers of the Company as of December 30, 2011.

Name	Age	Position
Gerald K. Perkel	56	President and Chief Executive Officer
E. Scott Hildebrandt	56	Senior Vice President and Chief Financial Officer
Stephen M. Going	48	Senior Vice President, General Counsel and Secretary

Information concerning the principal occupation of Mr. Perkel is set forth under “Election of Directors.” Information concerning the principal occupation during at least the last five years of the executive officers of the Company who are not also directors of the Company is set forth below.

E. Scott Hildebrandt. Mr. Hildebrandt was appointed Vice President and Chief Financial Officer of the Company in January 2005, and was appointed Senior Vice President in October 2011. Mr. Hildebrandt served as Senior Vice President and Chief Financial Officer of Merant PLC from November 2001 through May 2004 and served as Senior Vice President, Chief Financial Officer and Secretary of InFocus Corporation from June 1999 to November 2001. Before joining InFocus, Mr. Hildebrandt worked at Tektronix, Inc. in a variety of executive level positions, including Vice President and Corporate Treasurer, and as a CPA with Deloitte Haskins and Sells from 1978 to 1983. Mr. Hildebrandt received a BS in Business Administration with a concentration in accounting and computer science from Oregon State University.

Stephen M. Going. Mr. Going joined Planar as Vice President, General Counsel and Secretary in March 2007, and was appointed Senior Vice President in October 2011. From September 2005 to March 2007, Mr. Going served as Vice President, General Counsel and Secretary of Merix Corporation. Mr. Going served as Vice President, General Counsel and Secretary of Merant PLC from March 2002 to June 2004. From August 2000 to March 2002, Mr. Going was a partner in the Portland, Oregon office of Perkins Coie LLP, a large international law firm. Mr. Going has also been a Partner in the Portland, Oregon law firm Ater Wynne LLP, the Company’s outside legal counsel. Mr. Going holds a BS in Business Administration with a concentration in Finance from Oregon State University and a Juris Doctorate from the UCLA School of Law.

EXECUTIVE COMPENSATION

The Compensation Committee of the Company’s Board of Directors (the “Committee”), comprised of three independent directors, determined all aspects of the Fiscal 2011 compensation arrangements for Gerald K. Perkel, the Company’s President and Chief Executive Officer, Scott Hildebrandt, the Company’s Chief Financial Officer, and Douglas K. Barnes, the Company’s Vice President and General Manager (the foregoing executives are collectively referred to as “Named Executive Officers” or “NEOs”) and one other executive officer. In order to provide some additional background and context for the discussion of Fiscal 2011 executive compensation that follows, the Executive Summary set forth below highlights the Company’s 2011 business strategy and objectives, the Company’s performance and the important linkage between those matters and the determinations made with respect to, and the results under, the Company’s executive compensation arrangements.

Executive Summary

Background and Context: Overview of Recent History. During the Company’s Fiscal years 2006 and 2007, the Company pursued a strategy to grow by reinvesting in the Company’s legacy Custom and Embedded business and by developing or acquiring a collection of business assets focused on addressing various non-commodity or specialty display markets. It was during this period that the Company completed the acquisitions of Clarity Visual Systems, Inc. and Runco International, resulting in a balance sheet reflecting a net debt position. However, in Fiscal 2008 as the global financial and economic crisis started to become a reality the Company began to focus on solidifying its balance sheet. During Fiscal 2008 and throughout a portion of Fiscal 2010, the Company disposed of its medical display business, its digital signage software assets and certain other non-core properties and engaged in a variety of cost management actions including headcount reductions intended to drive higher profit levels, all of which resulted in the Company moving back to a positive cash position. These actions positioned the Company to weather the economic crisis and continue serving its customers and developing capabilities to address evolving display markets. During Fiscal 2010, the Company commenced a process to reevaluate its business operations and develop a strategy intended to drive longer term revenue growth and higher profit levels along with significant enhancement of shareholder value over a five-year time frame. The Company completed development of the operating growth strategy and this strategy (the “Fiscal 2011 Strategic Operating Plan” or the “Operating Strategy”) was adopted during the second quarter of Fiscal 2011.

Fiscal 2011 Objectives and Performance Plans. The thrust of the Company’s Operating Strategy is to drive revenue and profit increases by focusing on growth markets, primarily the market for digital signage, by allocating additional resources and reallocating existing resources from slower growing product areas to the Company’s business operations with the highest growth potential. The focus of these new and existing resources is to significantly improve the Company’s sales and marketing capabilities and by realigning and focusing the Company’s organizational structure and culture to more efficiently support growth in those targeted markets. Throughout Fiscal 2011 the Company developed and implemented tactical action plans to support execution of the Operating Strategy. This effort has included the identification of various metrics to be used to measure the Company’s progress and provide a means of assessing the Company’s performance.

The Company’s execution of the initial aspects of the Operating Strategy yielded positive results during Fiscal 2011 and the Company experienced revenue growth and Non-GAAP EBITDA improvement during the year when compared to the previous year as reflected by the following:

•	Overall Business Growth. The Company’s total revenue increased 6.2% compared with Fiscal 2010, which was the highest level of organic sales growth in eight years.

•	Growth in Key Strategic Markets. Revenue associated with the Company’s key strategic growth market—digital signage products—increased 32% compared with Fiscal 2010.

•

Broad Geographic Expansion. Revenue increased in each of the three geographic regions in which the Company does business, including a 49% increase in the Company’s revenue from its Asia-Pacific business.

•	Business Growth Leads to Profit Expansion. In Fiscal 2011, the Company recorded its highest level of non-GAAP earnings per share in five years.

Review of Pay-for-Performance Relationship in Fiscal 2011. The compensation programs adopted by the Committee for Fiscal 2011 were intended to closely align compensation levels with successful completion of the multi-year Operating Strategy discussed above and, once the strategic plan was implemented, with achieving performance results consistent with the levels of growth and improvement established in the Fiscal 2011 Strategic Operating Plan. As a result, based on the Company achieving growth, especially related to Digital Signage revenue, during Fiscal 2011 (as illustrated above), the payout level under the Company’s Fiscal 2011 Annual Performance Incentive Plan (or “APIP”)—which is the Company’s annual variable cash pay program—exceeded on-target levels reflecting a notable increase in the payout level when compared with the prior four fiscal years. In the four prior fiscal years (Fiscal 2007 through Fiscal 2010), payouts under the Company’s APIP were, as a percentage of the on-target amount, 28%, 6%, 31% and 79%, respectively, clearly demonstrating the Committee’s desire to link payouts under variable compensation plans with the fundamental performance of the business.

In addition, the Committee linked progress toward the Company’s longer-term growth plans with payout under the Company’s Fiscal 2011 Long Term Incentive Plan (or “LTIP”)—which is the Company’s multi-year performance-based equity compensation plan. Again, the growth achieved by the Company, in particular growth in total revenue, growth in revenue from the key strategic digital signage products business and increased non-GAAP operating margins, resulted in vesting at approximately on-target levels with respect to the restricted stock units available for vesting over the three year period (Fiscal 2011 through Fiscal 2013) under the LTIP. The Committee’s efforts to align performance, which was judged to be good as a result of the business growth experienced by the Company in Fiscal 2011, and compensation levels is illustrated in the results under the LTIP for Fiscal 2011.

Objectives With Respect to Executive Compensation

The key objectives considered by the Committee when making determinations with respect to the Company’s compensation plans and programs for the Company’s Named Executive Officers are to:

•

Align Incentives with the Business Strategy. The Committee endeavors to ensure that the Company’s compensation plans and programs drive behaviors that are consistent with execution of the Company’s business strategy.

•

Attract and Retain Talent. The Committee desires to ensure that the Company’s executive compensation plans and programs attract and motivate highly qualified and high performing executive officers and cause such persons to desire to continue providing their talent to the Company.

•	Create a Pay-for-Performance Environment. Align the extent of executive earnings with the extent of demonstrated success achieving established goals and objectives.

•

Encourage Focus on Longer-Term Company-Wide Success. The Committee desires to continue its use of equity compensation tools to encourage the executives to maintain focus on fundamental improvement in the Company’s business operations enabling longer-term Company-wide growth that results in enhanced shareholder value.

Elements of Executive Compensation

In setting executive compensation for Named Executive Officers, the Committee considers the Company’s desired market positioning with respect to each element separately as well as the value of the executive compensation program as a total package. The Committee strives to balance all of the compensation elements to arrive at what it believes is an appropriate and competitive compensation package that creates the desired incentives. For Fiscal 2011 the Company’s executive compensation program consisted of five elements of compensation intended to reward and motivate executives in a manner consistent with the objectives stated above:

•	Base Salary;

•	Annual variable incentive cash compensation under the Company’s Fiscal 2011 Annual Performance Incentive Plan (or “APIP”);

•

Multi-year equity incentive compensation in the form of restricted stock awards that vest based on achievement of performance measures under the Company’s Fiscal 2011 Long-Term Incentive Plan (“LTIP”);

•	Standard fringe benefits available to all other employees; and

•	Executive Perquisites

Base Salary. Base salary provides each NEO with a base level of income, and is paid on a bi-weekly schedule. The Committee’s base salary decisions for an individual named executive officer take into account many factors, including the executive’s experience, the executive’s performance in the most recent fiscal year, the executive’s current role and responsibilities with the Company, careful reference to relevant market data derived from publicly available sources, including third party surveys and reports or, when engaged, an independent compensation consultant and the Committee’s view of the executive’s future potential to drive value creation with the Company.

Variable Cash Incentive Compensation: Fiscal 2011 Annual Performance Incentive Plan (“APIP”). In Fiscal 2011 the Company provided the Named Executive Officers with the opportunity to earn annual incentive cash awards under an annual performance incentive plan called the Annual Performance Incentive Plan (the “APIP”). The APIP is intended to provide an incentive for members of senior management, including the Named Executive Officers, to drive achievement of the Company’s shorter-term objectives which are typically derived from the annual operating financial plan approved by the Board of Directors. The target amount of the annual performance cash award is established each year as a percentage of base salary based on evaluation of numerous factors including those used to establish base salary. Awards are made only to the extent the Company meets or exceeds performance objectives or metrics established by the Committee for the applicable plan period.

Multi-Year Equity Incentive Compensation: Fiscal 2011 Long-Term Incentive Plan (“LTIP”). The Company has, over its history, used several forms of equity compensation including stock options, tenure-based restricted stock grants and performance-based restricted stock grants. However, in recent years the Committee has elected to use performance-based restricted stock grants when granting long-term incentive equity to its NEO’s. In Fiscal 2011, the NEO’s were awarded performance-based restricted stock units that vest based on the progress toward achievement, measured at the end of each fiscal quarter during the three-year period from the beginning of Fiscal 2011 through Fiscal 2013, of the aggregate amounts of total revenue, digital signage revenue and non-GAAP operating income before taxes (a measure of Company profitability) from the first three years of the Fiscal 2011 Strategic Operating Plan.

The Fiscal 2011 LTIP awards were comprised of newly issued shares under the 2009 Plan but also included amending the terms of the Fiscal 2009 LTIPs which vested based on the attainment of certain stock price levels which had become irrelevant. Given the limited equity resources available to the Company, the Committee determined that in this case it was not in the interest of the Company to allow such equity instruments to remain outstanding when they no longer provided any incentive value whatsoever. The following table shows the number of shares of restricted stock granted to Named Executive Officers that may be earned over the Fiscal 2011—Fiscal 2013 period under the Fiscal 2011 LTIPs:

Executive Officer	Newly Issued Shares	Additional Amended Shares	Total Targeted Shares
Gerald K. Perkel	106,667	213,333	320,000
E. Scott Hildebrandt	80,000	80,000	160,000
Douglas K. Barnes	33,333	66,667	100,000

Standard Employee Benefits. The Committee also establishes benefit programs based on assessment of competitive market factors, affordability to the Company and a determination of what is required to attract and retain talented personnel. Primary fringe benefits available to all employees, including executive officers, include general health, dental and vision plans, 401(k) savings plan and various insurance plans, including disability and life insurance. The named executive officers are eligible to participate in these plans on the same terms and conditions as all other eligible employees, including payment of a portion of the cost of such benefits.

Executive Perquisites. We provide to our President and Chief Executive Officer perquisites that are not provided to other employees. These perquisites resulted from the negotiation of the terms of Mr. Perkel’s employment prior to the commencement of his employment with the Company and constitute a very small percentage of his total compensation. The Committee conducts an annual review of these non-standard perquisites. For more information regarding these non-standard perquisites, see footnote [5] to the Fiscal 2011 Summary Compensation Table.

Executive Compensation Methodology and Processes

Independent Review and Approval. The Committee makes all determinations with respect to the compensation of Named Executive Officers. For Fiscal 2011, the members of the Committee were E. Kay Stepp, who served as Chairperson, J. Michael Gullard and Gregory H. Turnbull, each of whom is an independent director who is not an employee of, or has any material business relationship with, the Company or its subsidiaries. The Committee evaluates the performance of the Company’s Chief Executive Officer (“CEO”) in relation to established goals and objectives. The Company’s CEO plays a role in establishing the compensation of the other NEO’s. The CEO presents an annual performance evaluation with respect to the other NEO’s and presents recommendations to the Committee regarding compensation for the other NEO’s. As noted above, the Committee has the ultimate authority to establish the compensation of all NEO’s. The Committee exercises its independent judgment when approving executive compensation and does not delegate any substantive responsibilities relating to approval of the compensation of the NEO’s. As such, the Committee has complete discretion to accept, reject, or modify any compensation recommendations made by the CEO with respect to other NEO’s. See the “Board of Directors Committees” section of this Proxy Statement at page      for a discussion of the Committee’s Charter and a listing of the Committee’s responsibilities

The Role of a Consultant to the Compensation Committee Retained in Fiscal 2011. During Fiscal 2011, the Committee engaged Mercer as its compensation consultant (“Consultant”). In this capacity, Mercer conducted a review of the Company’s executive compensation programs relative to the Committee’s desired market positioning guidance, including an analysis of the structure and levels of compensation provided by the Company as compared to published compensation survey data. Mercer also reviewed the Company’s Long-Term Incentive Plan, the Company’s existing Change of Control Agreements and evaluated the Company’s governance practices with respect to compensation matters. Representatives of Mercer met with the Chair of the Committee and certain members of management to gather background information with respect to the Company, its business strategy and its compensation programs and practices. Mercer attended a meeting of the Committee and, based on its review and analysis of the Company’s executive compensation plans and arrangements, including the foregoing, presented its analysis. The report of Mercer clarified that the Company’s compensation plans and arrangements were operating in manner consistent with positioning determinations of the Committee, including that such arrangements have established a very strong linkage of compensation levels and Company performance metrics. Mercer advised the Committee that the Company’s Change of Control Agreements were consistent with its recommended best practices and Mercer had no significant recommendations for changes to the Company’s compensation-related governance practices.

Summary Compensation Table

The following table sets forth information regarding compensation for the Company’s President and Chief Executive Officer and each of the other two highest paid executive officers (together, the “named executive officers”) for fiscal years 2010 and 2011. All numbers are rounded to the nearest dollar.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Gerald Perkel,	2011	$480,353	$—	$590,565	$—	$697,980	$27,459	$1,796,357
President and Chief Executive Officer (5)	2010	461,155	—	207,026	—	287,500	27,669	983,350

E. Scott Hildebrandt,	2011	320,334	—	286,089	—	316,081	9,800	932,304
Senior Vice President and Chief Financial Officer	2010	311,129	—	85,869	—	131,752	9,800	538,550

Douglas K. Barnes,	2011	276,711	—	201,555	—	225,207	9,800	713,273
Vice President and General Manager (6)	2010	268,518	—	84,195	7,435	93,730	9,800	463,678

(1)	Represents the aggregate grant date fair value recognized under FASB Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC Topic 718”) in the applicable fiscal year with respect to performance based restricted stock awards and tenure-based restricted stock awards granted in fiscal years 2011, 2010 and prior years. The valuation assumptions for our restricted stock grants are described in Footnote 9 to our financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2011.

(2)	Represents the aggregate grant date fair value recognized under ASC Topic 718 in the applicable fiscal year with respect to stock options granted in prior years. The valuation assumptions for our stock options are described in Footnote 9 to our financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2011.

(3)	Unless otherwise noted, all amounts listed under the Non-Equity Incentive Plan Compensation consist of amounts paid under our fiscal 2011 Annual Performance Incentive Plan (or “APIP”).

(4)	Except as otherwise described in the footnotes below, the amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the named executive officer to the Company sponsored 401(k) employee savings plan covering all the Company’s U.S. employees.

(5)	The amount set forth for Mr. Perkel under All Other Compensation for fiscal 2011 includes $9,800 of 401(k) matching contributions, $15,640 for financial planning and tax services and $2,019 for supplemental life insurance premiums.

(6)	Mr. Barnes’ employment with the Company terminated effective as of November 4, 2011.

Outstanding Equity Awards At Fiscal Year End

The following table provides information regarding the number and estimated value of outstanding stock options and unvested stock awards held by each of the named executive officers at September 30, 2011.

		Option Awards					Stock Awards
	Grant Date	Number of Securities underlying Unexercised Options: Exercisable		Number of Securities underlying Unexercised Options: Unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock unvested	Market value of shares or units of stock unvested (2)	Equity Incentive Plan Awards: Number of unearned shares or units unvested (3)	Equity Incentive Plan Awards: Value of unearned shares or units unvested
Gerald K. Perkel	9/26/05	240,000	(1)		$7.85	9/26/15
	10/9/07								134,037	$266,734
	11/20/09						97,780	$194,582
	9/27/10								106,667	$212,267

E. Scott Hildebrandt	11/22/05	120,000	(1)		$9.44	11/22/15
	4/11/07								40,352	$80,300
	11/20/09						40,556	$80,706
	9/27/10								80,000	$159,200

Douglas K. Barnes (4)	10/29/04	20,000	(5)		$9.85	10/29/14
	8/11/05	5,000	(6)		$7.71	8/11/15
	12/8/05	30,000	(6)		$9.50	12/8/15
	4/11/07								11,887	$23,655
	10/9/07								30,000	$59,700
	11/20/09						37,224	$74,076
	9/27/10								33,333	$66,333

(1)	Options vested over 4 years, 25% on first anniversary, and 6.25% on the last day of the fiscal quarter thereafter. Options have a 10 year term.

(2)	Shares vest quarterly over three years, through the end of fiscal 2012.

(3)	Share vest based on the achievement of certain performance metrics for a term through the end of fiscal year 2015.

(4)	Mr. Barnes’ employment with the Company terminated effective as of November 4, 2011.

(5)	Options vested over 4 years, 25% at 30 months and 25% semiannually thereafter. Options have a 10 year term.

(6)	Options vested over 4 years, 25% on the first anniversary, and 6.25% quarterly thereafter. Options have a 10 year term.

Employment Agreements

The Company and Gerald Perkel have entered into an Executive Employment Agreement dated and effective as of September 26, 2005, that was amended and restated effective December 31, 2008 (“Employment Agreement”). The Employment Agreement had an initial term ending September 26, 2008, and provides that on each anniversary thereafter, the term of the Employment Agreement will be automatically extended by one additional year, unless either party gives 90 days prior written notice that the term of the Employment Agreement will not be so extended. If a “Change in Control” (as defined in the Employment Agreement) occurs during the term of the Employment Agreement, the Employment Agreement will continue in effect until two years after the Change in Control.

Pursuant to the Employment Agreement, in fiscal 2012 Mr. Perkel is paid a base salary of $481,750 per year and has an annual cash bonus target of 125% of his base salary. Mr. Perkel is entitled to receive such insurance and employment benefits as are available to other executive officers of the Company, plus certain additional life insurance benefits.

If Mr. Perkel’s employment is terminated by the Company for “Cause” (as defined in the Employment Agreement) or if Mr. Perkel terminates his employment with the Company without “Good Reason” (as defined in the Employment Agreement), Mr. Perkel would be paid the amount of his base salary and annual bonus earned and payable through the effective date of such termination, together with any other compensation or benefits that have been earned but not yet paid to him.

If the Company terminates Mr. Perkel’s employment other than for Cause or if Mr. Perkel terminates employment for Good Reason, or if the Company notifies Mr. Perkel that the term of his Employment Agreement will not be extended and not in connection with a change in control, he will be entitled to receive the following:

•

For a period of twenty-four (24) months following the effective date of his termination, the Company shall continue to pay Mr. Perkel his then current base salary, payable according to the Company’s normal payroll practices;

•

If Mr. Perkel elects to continue his group health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse Mr. Perkel for the premiums paid by him for his COBRA continuation coverage for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Perkel’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Perkel may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65;

•

The Company will pay the premiums to continue basic life, supplemental life and disability insurance coverage maintained by Mr. Perkel through the Company (or, if the terms of such plans do not permit coverage of former employee, the Company will pay the premiums for insurance providing substantially the same coverage) for a period of eighteen (18) months following the effective date of termination; and

•

Full vesting of Mr. Perkel’s then-outstanding equity awards that would, by their terms, vest within twelve months of the effective date of termination, including one-third of all unvested or unearned restricted stock performance share grants (Long Term Incentive Plan equity grants).

If the Company terminates Mr. Perkel’s employment other than for Cause or if Mr. Perkel terminates employment for Good Reason, or if the Company notifies Mr. Perkel that the term of his Employment Agreement will not be extended within twenty-four (24) months after a change in control of the Company, or if Mr. Perkel is terminated and a Change in Control occurs within ninety (90) days following his termination, Mr. Perkel will be entitled to receive the following:

•

A single payment equal to the higher of two times his annual base salary in effect just prior to the notice of termination or his base salary in effect immediately prior to the Change in Control, plus two times the higher of his target incentive for the year in which the notice of termination is given or his target incentive for the year in which the Change in Control occurs;

•

If Mr. Perkel elects to continue his group health benefits under COBRA, the Company will reimburse Mr. Perkel for the premiums paid by him for his COBRA continuation coverage (for himself and his dependents, if applicable) for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Perkel’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Perkel may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65;

•

The Company will pay the premiums to continue basic life, supplemental life and disability insurance coverage maintained by Mr. Perkel through the Company (or, if the terms of such plans do not permit coverage of former employee, the Company will pay the premiums for insurance providing substantially the same coverage) for a period of twenty four (24) months following the effective date of termination; and

•	Full vesting of Mr. Perkel’s then-outstanding equity awards including all unvested or unearned restricted stock performance share grants (Long Term Incentive Plan equity grants).

In the event that Mr. Perkel’s employment is terminated as a result of his death or disability, the Company will (i) pay Mr. Perkel or his estate all compensation and benefits that have been earned but not yet paid, plus an amount equal to 18 months base salary; (ii) provide Mr. Perkel and/or Mr. Perkel’s family with basic life, supplemental life, accident, medical and dental insurance benefits for a period of 18 months after termination; and (iii) accelerate the vesting of all outstanding stock options and stock grants (except certain stock grants with performance-based vesting) that would, by their terms, vest within 18 months after the date of termination of employment.

Executive Severance Agreements

The Company has entered into Amended and Restated Executive Severance Agreements (the “Agreements”) with certain executive officers, including Messrs. Barnes and Hildebrandt. The Agreements are for a term ending on October 1, 2008, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one additional year unless either party gives 90 days prior written notice that the term of an Agreement will not be so extended. If a “Change in Control” (as defined in the Agreements) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

E. Scott Hildebrandt. Under the Agreement between the Company and Mr. Hildebrandt, if the Company terminates his employment other than for cause or if the Company notifies Mr. Hildebrandt that the term of his Agreement will not be extended and not in connection with a change in control, he will be entitled to receive the following:

•

For a period of eighteen (18) months following the effective date of his termination, the Company shall continue to Mr. Hildebrandt his then current base salary, payable according to the Company’s normal payroll practices;

•

If Mr. Hildebrandt elects to continue his group health benefits under COBRA, the Company will reimburse Mr. Hildebrandt for the premiums paid by him for his COBRA continuation coverage for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Hildebrandt’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Hildebrandt may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65; and

•	The Company will make available to Mr. Hildebrandt for a period of twelve (12) months after termination outplacement services in an outplacement program and with a provider selected by the Company.

If Mr. Hildebrandt’s employment is terminated without cause or if Mr. Hildebrandt terminates employment for Good Reason, or if the Company notifies Mr. Hildebrandt that the term of his Agreement will not be extended within twenty-four (24) months after a change in control of the Company, or if Mr. Hildebrandt is terminated and a Change in Control occurs within ninety (90) days following his termination:, Mr. Hildebrandt will be entitled to receive the following:

•

Each month for a period of eighteen (18) months following the effective date of Mr. Hildebrandt’s termination the Company will continue to pay his base salary in affect at the time of termination, plus one-twelfth of 100% of the targeted annual incentive for the year in which notice of termination is delivered, payable according to the Company’s normal payroll practices;

•

If Mr. Hildebrandt elects to continue his group health benefits under COBRA, the Company will reimburse Mr. Hildebrandt for the premiums paid by him for his COBRA continuation coverage (for himself and his dependents, if applicable) for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Hildebrandt’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Hildebrandt may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65;

•

The Company will make available to Mr. Hildebrandt for a period of twelve (12) months after termination outplacement services in an outplacement program and with a provider selected by the Company; and

•

All outstanding options to purchase stock of the Company (or any successor) held by Mr. Hildebrandt that are subject to time-based vesting and all grants of restricted Company stock held by Mr. Hildebrandt that are subject to time-based vesting shall become fully vested as of the effective date of his termination. Upon a change of control all performance based restricted shares are converted to time-based restricted stock and would become fully vested as of the date of termination.

Douglas K. Barnes. Mr. Barnes’ employment with the Company terminated effective as of November 4, 2011. Pursuant to the terms of the Agreement between the Company and Mr. Barnes, Mr. Barnes will receive the following in connection with the termination of his employment:

•

For a period of twelve (12) months following the effective date of his termination, the Company will continue to pay Mr. Barnes his then current base salary, payable according to the Company’s normal payroll practices;

•

If Mr. Barnes elects to continue his group health benefits under COBRA, the Company will reimburse him for the premiums paid by him for COBRA continuation coverage for a period of up to eighteen (18) months following the effective date of the termination; and

•	The Company will make available to Mr. Barnes for a period of twelve (12) months after termination outplacement services in an outplacement program and with a provider selected by the Company.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public Company to its Chief Executive Officer and certain other highly compensated executive officers to $1.0 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The Company believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of the Company’s compensation programs, including base salaries, annual performance incentive plan and restricted stock that vest over time may not qualify under the IRS rules as compensation excluded from the limitation on deductibility.

Equity Compensation Plan Information

The following table provides information with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans as of September 30, 2011. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies which originally granted those options. Footnote (3) to the table sets forth the total number of shares of Common Stock issuable upon the exercise of those assumed options as of September 30, 2011, and the weighted average exercise price of those options.

	A
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders (1)	307,838	$12.45	1,699,111
Equity Compensation Plans Not Approved by Shareholders (2)	768,949	9.19	—

Total (3)	1,076,787	$10.12	1,699,111

(1)	Consists of the Company’s Amended and Restated 1993 Stock Option Plan for Nonemployee Directors, 1996 Stock Incentive Plan, 2004 Employee Stock Purchase Plan and 2009 Incentive Plan.

(2)	Consists of the Company’s 1999 Nonqualified Stock Option Plan, the Company’s 2007 New Hire Incentive Plan and nonqualified stock options granted under individual inducement plans to Gerald K. Perkel in fiscal 2005, E. Scott Hildebrandt in fiscal 2006, and Stephen M. Going in fiscal 2007. All of these stock options have an exercise price equal to the fair market value of the Common Stock on the date the option was granted. All other options granted before fiscal year 2007 have a ten-year term and vested over a four-year period, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting quarterly thereafter. Options granted after fiscal year 2007 have a seven-year term and vested over a three-year period, with one-third vesting on each of the first three anniversaries of the date of grant.

(3)	The table does not include information for equity compensation plans assumed by the Company in connection with acquisitions of the companies which originally established those plans. As of September 30, 2011, a total of 75,920 shares of Common Stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $6.63 per share. No additional options may be granted under those plans.

The 1999 Nonqualified Stock Option Plan. The 1999 Nonqualified Stock Option Plan (the “Nonqualified Plan”) was not approved by shareholders. No shares are available for future option grants under the Nonqualified Plan. Options were available for grant under the Nonqualified Plan to employees of the Company who were neither officers nor Directors at the time of grant. The Board of Directors authorized 1,565,000 shares of Common Stock for issuance under the Nonqualified Plan. All options were granted with an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Each option is subject to vesting in installments over the optionee’s period of service with the Company. All options are non-statutory options under the federal tax law. As of September 30, 2011, options covering 324,949 shares of Common Stock were outstanding under the Nonqualified Plan and options covering zero shares had been exercised. As noted above, as of September 30, 2011, zero shares remained available for future option grants.

2007 New Hire Incentive Plan. The 2007 New Hire Incentive Plan (the “New Hire Incentive Plan”) was not approved by shareholders. No shares are available for future grants under the New Hire Incentive Plan. Options were available for grant under the New Hire Incentive Plan only as an inducement to employment to persons not previously employed by the Company (including employees hired in connection with a merger or acquisition) or rehired after a bona fide period of interruption of employment. The Board of Directors authorized 400,000 shares of Common Stock for issuance under the New Hire Incentive Plan. All options were granted with an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Each option is subject to vesting in installments over the optionee’s period of service with the Company. All options are non-statutory options under the federal tax law. As of September 30, 2011, options covering 14,000 shares of Common Stock were outstanding under the New Hire Incentive Plan and, as noted above, zero shares remained available for future option grants.

2009 Incentive Plan. On November 20, 2009, the Company’s shareholders approved the Planar Systems, Inc. 2009 Incentive Plan (the “2009 Plan”). The 2009 Plan replaced the Company’s Amended and Restated 1993 Stock Incentive Plan for Nonemployee Directors, Clarity Visual Systems, Inc. 1995 Stock Incentive Plan, Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan, 1999 Nonqualified Stock Option Plan, 2007 New Hire Incentive Plan, and any individual inducement award, which are collectively referred to here as the “Prior Plans.” The 2009 Plan authorizes the issuance of 1,300,000 shares of our common stock. In addition, up to 2,963,375 shares subject to awards outstanding under the Prior Plans on the date the 2009 Plan was approved by the Company’s shareholders may become available for issuance under the 2009 Plan to the extent that these shares cease to be subject to the awards (such as by expiration, cancellation or forfeiture of the awards). The maximum number of shares that may be issued under the 2009 Plan is 4,263,375 shares, including shares that may become available from the Prior Plans. The Company issued a total of 817,167 shares of restricted stock to employees in 2011. In the Proxy Statement dated October 16, 2009 issued in connection with the approval of the 2009 Plan, the Company pledged (the “Burn Rate Pledge”) to limit its average annual “burn rate” (shares issued to employees, directors, and consultants under its compensatory equity arrangements) to 6.3% of the Company’s weighted average legally issued and outstanding shares. The 817,167 full value shares issued in fiscal 2011 represented 6.0% of the Company’s 20,290,641 weighted average legally issued and outstanding shares for fiscal 2011 (with full value shares such as those issued by the Company during fiscal 2011 deemed to equal 1.5 shares per the terms of the Burn Rate Pledge).

DIRECTOR COMPENSATION

The Chairman of the Board receives an annual retainer of $60,000. Nonemployee directors of the Company, other than the Chairman, receive a $35,000 annual retainer. Audit Committee members receive an annual retainer of $12,000 and the Chair of the Audit Committee receives an additional annual retainer of $7,000. Compensation Committee members receive a $9,000 annual retainer, and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Governance Committee members receive an annual retainer of $5,000 and the Chair of the Governance Committee receives an additional annual retainer of $2,500. In fiscal year 2011, each nonemployee director also received 18,000 shares of restricted stock that vest on the earlier of one year after the date of grant or the date of the Company’s next annual meeting of shareholders. The closing price of the Company’s shares on the date of grant was $2.91 per share. Under certain circumstances, the nonemployee directors of the Company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings.

The table below summarizes the compensation paid to our nonemployee directors for the fiscal year ended September 30, 2011:

Director Name	Fees earned or paid in cash ($)	Restricted Stock awards ($) (1)(2)	Stock Option awards ($) (3)	Total ($)
J. Michael Gullard	$56,000	$44,780	$—	$100,780
Carl W. Neun	54,000	44,780	—	98,780
E. Kay Stepp	53,500	44,780	—	98,280
Gregory H. Turnbull	71,250	44,780	—	116,030
Steven E. Wynne	53,750	44,780	—	98,530

(1)	Represents the amount of compensation expense recognized under ASC Topic 718 in fiscal year 2011 with respect to shares of time-based restricted stock awarded in fiscal year 2011.

(2)	The aggregate number of shares of unvested restricted stock outstanding as of September 30, 2011 for each nonemployee director was 18,000.

(3)	The aggregate number of stock options outstanding at September 30, 2011 was as follows: Mr. Gullard—16,000; Mr. Neun—36,000; Ms. Stepp—36,000; Mr. Turnbull—57,338; Mr. Wynne—32,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since September 25, 2010, there has not been any transaction or series of transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of the Company’s common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than the arrangements with Mr. Barnes in connection with the termination of his employment, and compensation arrangements with the Company’s executive officers and directors, all on terms described under “Executive Compensation” above. The Audit Committee is responsible for the review and approval of all related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it with respect to fiscal year 2011 or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities have been complied with for fiscal year 2011, except that one Form 4 for each of Messrs. Neun and Wynne and Ms. Stepp was filed late.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors who are considered independent under applicable SEC and Nasdaq Stock Market rules. The Audit Committee operates under a written charter adopted by the Board of Directors on May 5, 2000 and amended on December 16, 2003. The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. The Audit Committee annually appoints the Company’s independent registered public accounting firm. The Board of Directors has determined that Mr. Neun qualifies as an “audit committee financial expert” for purposes of regulations of the SEC.

Management is responsible for preparing the Company’s consolidated financial statements, including the system of internal controls, and for the preparation, presentation and integrity of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Statement on Auditing Standards No. 114 (“SAS 114”) (The Auditor’s Communication with Those Charged with Governance). SAS 114 requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of its audit of the Company’s consolidated financial statements with respect to:

•	Its responsibility under professional standards;

•	Significant accounting policies;

•	Critical accounting policies and practices;

•	Qualitative aspects of accounting practices;

•	Significant management judgments and accounting estimates;

•	Uncorrected and corrected misstatements;

•	Disagreements with management;

•	Management’s consultation with other accountants;

•	Significant issues discussed, or subject to correspondence with management;

•	Significant difficulties encountered during the audit;

•	Other significant findings or issues; and

•	Confirmation of audit independence.

The Audit Committee discussed with KPMG LLP its independence. KPMG LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence to the effect that, in its professional judgment, KPMG LLP is independent of the Company within the meaning of the federal securities laws. The Audit Committee also discussed with KPMG LLP that the provision of non-audit services was compatible with KPMG LLP maintaining its independence.

Based on the above discussions and review with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Carl W. Neun, Chair

J. Michael Gullard

Steven E. Wynne

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership of Common Stock as of December 30, 2011 with respect to: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s nominees for election as director, (iv) each of the Company’s named executive officers, and (v) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Outstanding
Royce & Associates, LLC (2)	2,023,752	9.9%
745 Fifth Avenue
New York, NY 10151

Dimensional Fund Advisors LP (3)	1,135,653	5.6
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Renaissance Technologies Corp. (4)	1,084,900	5.3
800 Third Avenue
New York, NY 10022

Central Square Management LLC (5)	1,002,356	4.9
Kelly Cardwell
27475 Ferry Road
Warrenville, IL 60555

Gerald K. Perkel	767,587	3.7

E. Scott Hildebrandt	331,556	1.6

Douglas K. Barnes	186,062	*

J. Michael Gullard	86,845	*

Carl W. Neun	100,267	*

David Sandberg (6)	207,019	1.0

Gregory H. Turnbull	170,412	*

Steven E. Wynne	90,267	*

Executive Officers and Directors as a group (9 persons)	1,940,015	9.2

*	less than one percent

(1)	Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from December 30, 2011 and shares of restricted stock that vest within 60 days from December 30, 2011 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of (i) shares of restricted stock that will vest within 60 days of December 30, 2011; and (ii) shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of December 30, 2011 is as follows: Mr. Perkel—240,000; Mr. Gullard—34,000; Mr. Neun—54,000; Mr. Sandberg—0; Mr. Turnbull—75,338; Mr. Wynne—50,000; Mr. Hildebrandt—120,000; Mr. Barnes—55,000; and all directors and officers as a group—752,338.

(2)	This information as to beneficial ownership is based on a Schedule 13G filed by Royce & Associates, LLC (“Royce”) with the SEC on January 20, 2012. The Schedule 13G states that Royce is the beneficial owner of 2,023,752 shares of Common Stock, as to which it has sole voting power and sole dispositive power.

(3)	This information as to beneficial ownership is based on a Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”) with the SEC on February 11, 2011. The Schedule 13G states that Dimensional is the beneficial owner of an aggregate of 1,135,653 shares of Common Stock, including 1,113,748 shares as to which it has sole voting power and 1,135,653 shares as to which it has sole dispositive power.

(4)	This information as to beneficial ownership is based on a Schedule 13G filed by Renaissance Technologies Corp. and James H. Simons (“Renaissance”) with the SEC on February 11, 2011. The Schedule 13G states that Renaissance is the beneficial owner of an aggregate of 1,084,900 shares of Common Stock, as to which it has sole voting power and sole dispositive power.

(5)	This information as to beneficial ownership is based on a Schedule 13G filed by Central Square Management LLC and Kelly Cardwell (the “Reporting Persons”) with the SEC on December 2, 2011. The Schedule 13G states that the Reporting Persons are the beneficial owner of an aggregate of 1,002,356 shares of Common Stock, as to which they have shared voting and dispositive power.

(6)	Includes 158,100 shares of Common Stock held by The Red Oak Fund, LP (“Red Oak Fund”) and 48,919 shares of Common Stock held by Pinnacle Fund LLLP (“Pinnacle”). Both Red Oak Fund and Pinnacle are affiliates of Red Oak Partners, LLC. David Sandberg is the managing member of Red Oak Partners, LLC and has sole power to dispose or to direct the disposition of all of the shares of Common Stock held by Red Oak Fund and Pinnacle and the power to vote or direct the vote of all such shares.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2013 Proxy Statement. Any such proposal must be received by the Company not later than                     , 2012. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s Proxy Statement. Alternatively, under the Company’s Bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s Proxy Statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2012 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement and 2011 Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write, email or call our Investor Relations department at 1195 N.W. Compton Drive, Beaverton, Oregon 97006, email: invest@planar.com, or telephone (503) 748-1100. If you want to receive separate copies of the Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address, email or telephone number.

COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitation may be made personally, or by mail, facsimile, telephone, e-mail or messenger. The Company has engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and support for fees not expected to exceed $30,000 and the reimbursement of customary disbursements. Planar will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2011 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 30, 2011 with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Corporate Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006.

By Order of the Board of Directors

Gerald K. Perkel
President and Chief Executive Officer

Beaverton, Oregon

February     , 2012

Appendix A

AMENDMENT TO

SECOND RESTATED ARTICLES OF INCORPORATION

OF

PLANAR SYSTEMS, INC.

Article VI(A) of the Second Restated Articles of Incorporation, as amended, of Planar Systems, Inc. is hereby amended and restated in its entirety to read as follows:

A. The number of directors of the Corporation shall be not less than six nor more than twelve, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors; ~~. The directors shall be divided into three classes designated Class I, Class II and Class III, each class to be as nearly equal in number as possible. At the 1993 annual meeting of shareholders (“First Meeting”), directors of all three classes shall be elected. The term of office of Class III directors shall expire at the 1994 annual meeting of shareholders, that of Class II directors shall expire at the 1995 annual meeting of shareholders, and that of Class I directors shall expire at the 1996 annual meeting of shareholders. At each annual meeting of shareholders after the First Meeting, each class of directors elected to succeed those directors whose terms expire shall be elected to serve for three-year terms and until their successors are elected and qualified, so that the term of one class of directors will expire each year. When the number of directors is changed within the limits provided herein, any newly created directorships, or any decrease in directorships, shall be so apportioned among the classes as to make all classes as nearly equal as possible,~~ provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors. At the 2013 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, each director elected shall be elected for a term expiring at the next annual meeting of shareholders and until his or her successor is elected and qualified.

Proposed additions are indicated by underlining and proposed deletions are indicated by strike-outs.

PLANAR SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Planar Systems, Inc., an Oregon corporation (the “Company”), hereby appoints Gerald K. Perkel and Gregory H. Turnbull, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at                      on Thursday, March 8, 2012 at                     , Las Vegas, Nevada, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION, “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 28, 2012, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANY PROXY OR PROXIES PREVIOUSLY GIVEN.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

 FOLD AND DETACH HERE

Please Mark Here for Address Change or ☐ Comments SEE REVERSE SIDE

		FOR The nominees listed below	WITHHOLD AUTHORITY to vote for the nominees listed below	EXCEPTIONS*	FOR	AGAINST	ABSTAIN

1.	To elect two directors for a three-year term.	☐	☐	☐

01 – Gerald K. Perkel 02 – David Sandberg
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions: box and write that nominee’s name in the space provided below.)

*Exceptions:

2.	To approve an amendment to the Company’s Second Restated Articles of Incorporation to eliminate the classified structure of the Company’s Board of Directors.				☐	☐	☐

3.	To ratify the appointment of KPMG LLP as Planar’s independent registered public accounting firm for the fiscal year ending September 28, 2012.				☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

Please check this box if you plan to attend the Annual Meeting. ☐

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE. If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

Typed or Printed name(s)

Authorized Signature

Title or authority, if applicable

Date

 FOLD AND DETACH HERE